EXHIBIT 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, CA 92612

February 6, 2024

Immix Biopharma, Inc.

1400 West Olympic Blvd., Suite 200

Los Angeles, CA 90064

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Immix Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the prospectus supplement dated February 5, 2024 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement on Form S-3 (SEC File No. 333- 269100) (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended, of up to 6,319,025 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), which includes up to 783,970 Shares subject to an underwriter’s over-allotment option.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of February 5, 2024 between the Company and the underwriter named therein. The Underwriting Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated February 6, 2024 (“Form 8-K”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, forms of the Third Amended and Restated Certificate of Incorporation of the Company, Amended and Restated Bylaws of the Company currently in effect, the Underwriting Agreement, and the corporate action of the Company that provides for the issuance of the Shares and execution of the Underwriting Agreement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP